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                                                                    Exhibit 4(f)


                                 AMENDMENT NO. 3

                                       TO

                             THE GORMAN-RUPP COMPANY
                    INDIVIDUAL PROFIT SHARING RETIREMENT PLAN
                 (As Amended and Restated as of January 1, 1987)
                 -----------------------------------------------

                  The Gorman-Rupp Company, an Ohio corporation, hereby adopts this Amendment No. 3 to The Gorman-Rupp Company Individual Profit Sharing Retirement Plan, as amended and restated as of January 1, 1987 (the "Plan").

                                    Section 1
                                    ---------

                  Effective as of August 1, 1992, Section 4.6 of the Plan is hereby amended in its entirety to read as follows:

                  "4.6 ALLOCATION OF EMPLOYER MATCHING CONTRIBUTIONS. (1) Each Employer's Matching Contribution made in respect of a calendar quarter pursuant to Section 4.2(2) shall, subject to the provisions of Articles V and XVI, be allocated and credited to the Account of each Employee of the Employer for whom Before-Tax Contributions were made during such calendar quarter, and who is both a Member and an Eligible Employee on the last day of such calendar quarter, with each such Employee being credited with a portion of such Employer's Employer Matching Contribution equal to 20% of the first 2% of Before-Tax Contributions and 10% of the



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next 4% of Before-Tax Contributions made for him pursuant to Section 3.1 during such calendar quarter.

                  (2) Notwithstanding the preceding provisions of this Section, in the event that a Member's employment with the Controlled Group is terminated as a result of the disposition by the Company of substantially all of the assets of its Durham Products Division on or before December 31, 1992, such a Member shall, for purposes of Subsection (1) of this Section, be deemed to be a Member and an Eligible Employee on the last day of the calendar quarter in which the disposition occurred, provided that he is a Member and an Eligible Employee on the effective date of the disposition."

                                    Section 2
                                    ---------

                  Effective as of January 1, 1989, Article VIII of the Plan is hereby amended by adding the following new Section at the end thereof:

                  "8.10 DISTRIBUTION ON SALE OF ASSETS OR SUBSIDIARY. In the event that a Member's employment with the Controlled Group is terminated because of the disposition by an Employer of substantially all of the assets of a trade or business, or its interest in a subsidiary, and such Member continues employment with the corporation acquiring such assets or such subsidiary, the Member shall be entitled to a distribution of his Account as


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provided in Section 8.3 within 60 days after the Valuation Date coinciding with or next following the date his employment so terminates; provided that the purchaser of such assets or subsidiary does not maintain the Plan (within the meaning of Treasury Regulations issued under section 402(k)(10) of the Code) after the disposition."

                  EXECUTED at Mansfield, Ohio this 7th day of August, 1992.

                                       THE GORMAN-RUPP COMPANY

                                       By  /s/ John A. Walter
                                          ---------------------------
                                                President

                                       And  /s/ Robert E. Kirkendall
                                          ---------------------------
                                                Secretary